Exhibit 99.1

Processa Pharmaceuticals Announces Pricing of $7.0 Million Public Offering

HANOVER, MD, January 26, 2024 (GLOBE NEWSWIRE) — Processa Pharmaceuticals, Inc. (Nasdaq: PCSA) (“Processa” or the “Company”), a clinical-stage pharmaceutical company focused on developing the next generation of chemotherapeutic drugs to improve the efficacy and safety for more patients suffering from cancer, announces the pricing of a public offering consisting of 1,555,555 shares of common stock (or pre-funded warrants in lieu thereof) and common warrants to purchase up to 1,555,555 shares of its common stock, at a combined public offering price per share of common stock (or per pre-funded warrants in lieu thereof) and accompanying common warrant of $4.50.

The common warrants will have an exercise price of $4.50 per share, will be immediately exercisable upon issuance and have a term of five years after their original issuance date. The gross proceeds from the offering, before deducting placement agent fees and other offering expenses payable by the Company, are expected to be $7.0 million (excluding any proceeds that may be received upon the exercise of the common warrants). The offering is expected to close on or about January 30, 2024, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co., LLC is acting as the exclusive placement agent for the offering.

A registration statement on Form S-1 (File No. 333-276308) relating to the offering was declared effective by the Securities and Exchange Commission (the “SEC”) on January 26, 2024. The offering is being made only by means of a prospectus forming part of the effective registration statement relating to the offering. A preliminary prospectus relating to the offering has been filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Processa Pharmaceuticals, Inc.

Processa is a clinical stage pharmaceutical company focused on developing the Next Generation Chemotherapy (NGC) drugs to improve the safety and efficacy of cancer treatment. By combining Processa’s novel oncology pipeline with proven cancer-killing active molecules and Processa’s Regulatory Science Approach as well as experience in defining Optimal Dosage Regimens for FDA approvals, Processa not only will be providing better therapy options to cancer patients but also increase the probability of FDA approval for its Next Generation Chemotherapy (NGC) drugs following an efficient path to approval. The Company’s approach to drug development, based on more than 30 years of drug development experience, uses its proven Regulatory Science Approach, including the determination of the Optimal Dosage Regimen using the principles of the FDA’s Project Optimus Oncology initiative. Processa’s NGC drugs are modifications of existing FDA-approved oncology drugs resulting in an alteration of the metabolism and/or distribution of these FDA-approved drugs while maintaining the existing mechanisms of killing the cancer cells. The advantages of Processa’s NGCs are expected to include fewer patients experiencing side effects that lead to dose discontinuation, more significant cancer response, and a greater number of patients —- over 250,000 patients treated each year for each drug —— who will benefit from each NGC drug. Currently under development are three next generation chemotherapy oncology treatments: Next Generation Capecitabine (PCS6422 and capecitabine to treat breast, metastatic colorectal, gastrointestinal, pancreatic, and other cancers), Next Generation Gemcitabine (PCS3117 to treat pancreatic, lung, ovarian, breast, and other cancers), and Next Generation Irinotecan (PCS11T to treat lung, colorectal, gastrointestinal, pancreatic, and other cancers).

For more information, visit our website at www.processapharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements,” including with respect to the public offering. No assurance can be given that the public offering discussed above will be completed. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include, but are not limited to, those risks and uncertainties related to market and other conditions and satisfaction of customary closing conditions related to the public offering as well as those set forth in the Company’s latest Annual Report on Form 10-K, quarterly report on Form 10-Q, registration statement on Form S-1 filed with the SEC and the preliminary prospectus included therein, and other filings made by the Company from time to time with the SEC. Copies of the registration statement can be accessed by visiting the SEC website at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.